Exhibit 10.1

ASSIGNMENT AND ASSUMPTION AGREEMENT

(Pole Canyon Option Agreement)

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is entered into as of September 23, 2026 (the “Effective Date”), by and among:

SPARTAN CREST CAPITAL CORP., a corporation organized and existing under the laws of the Province of Ontario, Canada, with an address at 21 Taylor Dr, Toronto, Ontario M4C 3B4 (the “Assignor” or “Spartan Crest”);

NEWTON GOLF COMPANY, INC., a corporation organized and existing under the laws of the State of Delaware, with its common stock, par value $0.01 per share (the “Common Stock”), listed on the Nasdaq Stock Market (Nasdaq: NWTG), with an address at 551 Calle San Pablo, Camarillo, California 93012 (the “Assignee” or “Newton Golf”); and

CANNON BRIDGE MINING SERVICES, a company organized and existing under the laws of the State of Nevada, with an address at 73265 Tamarisk St., Palm Desert, California 92260 (the “Cannon Bridge”) (a party to this Agreement solely for purposes of acknowledgment as set forth in Exhibit A hereof).

Each of the Assignor and the Assignee is referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Cannon Bridge and Spartan Crest entered into that certain Option Agreement, dated as of August 1, 2026 and attached hereto as Exhibit B (the “Option Agreement”), pursuant to which Cannon Bridge granted to Spartan Crest an exclusive right and option to earn and acquire a one hundred percent (100%) ownership interest in and to certain unpatented lode mining claims comprising the Pole Canyon Project, consisting of sixteen (16) unpatented lode mining claims (MW 1 through MW 16) totaling approximately 330 acres, located in White Pine County, Nevada, and more particularly described in Exhibit B hereof (the “Property”);

WHEREAS, under Section 12.4 of the Option Agreement, Spartan Crest may sell, assign or transfer the Option Agreement or any interest in the Property to any Person, including a public company in connection with an RTO, without Cannon Bridge’s approval or consent, provided Spartan Crest gives prompt written notice of such sale, assignment or transfer to Cannon Bridge;

WHEREAS, Spartan Crest desires to assign to Newton Golf, and Newton Golf desires to assume from Spartan Crest, all of Spartan Crest’s rights, interests, duties, and obligations under and pursuant to the Option Agreement;

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WHEREAS, as consideration for the assignment, Newton Golf shall issue at Closing to Spartan Crest’s designees Transaction Shares (as defined herein) equal to nineteen and nine-tenths percent (19.9%) of the issued and outstanding shares of Common Stock of Newton Golf immediately prior to the Closing; and

WHEREAS, Cannon Bridge joins this Agreement solely for the purpose of acknowledging the assignment contemplated herein, which acknowledgment, while not required under Section 12.4 of the Option Agreement, is commercially prudent.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Option Agreement. In addition, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person.

“Anniversary Date” has the meaning ascribed to such term in the Option Agreement.

“Cash Option Payments” means the payments required under Section 2.3 of the Option Agreement, aggregating to a total of US$200,000, of which US$35,000 has previously been paid to Cannon Bridge by Spartan Crest.

“Closing” means the consummation of the transactions contemplated by this Agreement, which shall occur simultaneously with the execution and delivery of this Agreement by the Parties on the Effective Date.

“Closing Date” means the Effective Date.

“Definitive Agreement” means this Agreement, together with all exhibits and schedules hereto.

“Financing” means a private investment in public equity (PIPE), which pursuant to that certain securities purchase agreement or securities purchase agreements to be entered into between Newton Golf and the investors identified therein, will result in aggregate gross proceeds to Newton Golf of not less than US$1,000,000 and up to US$5,000,000.

“First Tranche Financing” means an initial tranche of the Financing that shall result in gross aggregate gross proceeds to Newton Golf of at least $1,000,000.

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“Government Agency” means any federal, state, county or municipal governmental department, commission, board, bureau or agency, including the United States Bureau of Land Management (“BLM”) and applicable Nevada county authorities.

“Losses” means any and all claims, liabilities, obligations, losses, costs, expenses (including reasonable and documented attorneys’ fees), damages, settlements, judgments and awards.

“Nasdaq” means the Nasdaq Stock Market.

“Newton Golf Board” means the board of directors of Newton Golf.

“NSR Royalty” means the two percent (2.0%) net smelter return royalty on all minerals and mineral products produced and sold from the Property, which shall be in favor of Cannon Bridge as a condition of Vesting as set forth in Section 2.7 of the Option Agreement.

“Option Agreement” has the meaning set forth in the Recitals.

“Person” means any individual, sole proprietorship, partnership, unincorporated association, trust, company, corporation or other body corporate, Government Agency, or a natural person in his or her capacity as trustee, executor, administrator or other legal representative.

“Property” has the meaning set forth in the Recitals.

“Registration Statement” means a registration statement on Form S-1 or other applicable form filed with the SEC registering the resale of the Transaction Shares.

“Remaining Payments” means the remaining installment payments under Section 2.3 of the Option Agreement aggregating to US$165,000 in total payable to Cannon Bridge.

“SEC” means the United States Securities and Exchange Commission.

“Share Consideration” means the US$200,000 in shares to be delivered to Cannon Bridge in two tranches as set forth in Section 2.4(a) and Section 2.4(b) of the Option Agreement.

“Transaction Shares” means shares of Common Stock of Newton Golf equal to nineteen and nine-tenths percent (19.9%) of the issued and outstanding shares of Common Stock of Newton Golf immediately prior to the Closing, to be issued to Spartan Crest’s designees as consideration for the assignment contemplated hereunder.

“Vesting” has the meaning ascribed to such term in the Option Agreement.

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ARTICLE II

ASSIGNMENT AND ASSUMPTION

Section 2.1 Assignment. Effective as of the Closing Date, and subject to the terms and conditions of this Agreement, Spartan Crest hereby irrevocably sells, assigns, transfers, conveys, and delivers to Newton Golf all of Spartan Crest’s right, title, and interest in, to, and under the Option Agreement, including without limitation: (a) the exclusive right and option to earn and acquire a one hundred percent (100%) ownership interest in and to the Property; (b) all rights to make Cash Option Payments and Share Consideration issuances to Cannon Bridge; (c) all rights to exercise the option and obtain Vesting under the Option Agreement; and (d) all other rights, benefits, and privileges of Spartan Crest arising under or in connection with the Option Agreement (collectively, the “Assigned Rights”).

Section 2.2 Assumption. Effective as of the Closing Date, Newton Golf hereby irrevocably assumes and agrees to observe, perform, and discharge, fully and faithfully, all of the duties, obligations, liabilities, and commitments of Spartan Crest arising under or in connection with the Option Agreement, whether arising before, on, or after the Closing Date, including without limitation: (a) the obligation to make the Remaining Payments to Cannon Bridge; (b) the obligation to issue and deliver the Share Consideration to Cannon Bridge; (c) all obligations regarding the NSR Royalty; and (d) all other obligations and liabilities of Spartan Crest under the Option Agreement (collectively, the “Assumed Obligations”).

Section 2.3 Substitution. From and after the Closing Date, Newton Golf shall be substituted for Spartan Crest for all purposes under the Option Agreement and shall be entitled to exercise all rights and shall be bound by all obligations of Spartan Crest thereunder as if Newton Golf were the original party thereto.

ARTICLE III

CONSIDERATION

Section 3.1 Transaction Shares. As consideration for the assignment of the Assigned Rights, Newton Golf shall, at Closing, issue to the designees of Spartan Crest the Transaction Shares, being a number of shares of Common Stock of Newton Golf equal to an aggregate of nineteen and nine-tenths percent (19.9%) of the total issued and outstanding shares of Common Stock of Newton Golf immediately prior to the Closing. The Transaction Shares shall be issued in accordance with applicable securities laws and the rules and regulations of Nasdaq.

Section 3.2 Designation of Recipients. Prior to or simultaneously with the execution of this Agreement, Spartan Crest shall deliver to Newton Golf a written notice specifying the name, address, and number of Transaction Shares to be issued to each designee of Spartan Crest.

Section 3.3 Restrictive Legends. The Transaction Shares, when issued, may bear such restrictive legends as required by applicable federal and state securities laws and the rules and regulations of Nasdaq.

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ARTICLE IV

ASSUMPTION OF PAYMENT OBLIGATIONS

Section 4.1 Remaining Payments. Effective as of the Closing Date, Newton Golf hereby assumes and agrees to pay the Remaining Payments to Cannon Bridge in accordance with the schedule and terms set forth in Section 2.3 of the Option Agreement. The Remaining Payments aggregate US$165,000 and are payable in installments at three-month intervals over a twenty-one (21) month period from the Effective Date of this Agreement as specified in the Option Agreement.

Section 4.2 Share Consideration. Effective as of the Closing Date, Newton Golf hereby assumes the obligation to deliver the Share Consideration to Cannon Bridge in accordance with Section 2.4 of the Option Agreement; provided, however, that the Transaction Shares issued to Spartan Crest and its designees at Closing shall be deemed to include the Share Consideration, which Spartan Crest shall transfer to Cannon Bridge as required by Section 2.4 of the Option Agreement so as to satisfy in full the Share Consideration requirement of Section 2.4 of the Option Agreement. The number of shares to be issued as Share Consideration shall be determined by dividing US$200,000 by the volume-weighted average trading price of shares of Newton Golf’s Common Stock over the ten (10) trading days immediately preceding the Closing Date.

Section 4.3 NSR Royalty. Newton Golf acknowledges and agrees that as a condition of Vesting, Cannon Bridge shall be entitled to the NSR Royalty of two percent (2.0%) of net smelter returns from the Property in accordance with Section 2.7 of the Option Agreement.

Section 4.4 Assumption of Other Obligations Under Option Agreement. Effective as of the Closing Date, Newton Golf hereby assumes any other obligations under the Option Agreement that by their nature are required to be performed by Spartan Crest after the Effective Date.

Section 4.5 Release of Spartan Crest. From and after the Closing Date, Spartan Crest shall have no further obligation to Cannon Bridge in respect of the Remaining Payments, the Share Consideration, or any other obligation under the Option Agreement, all such obligations having been irrevocably assumed by Newton Golf.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SPARTAN CREST

Spartan Crest represents and warrants to Newton Golf as of the Effective Date as follows:

Section 5.1 Organization and Good Standing. Spartan Crest is a corporation duly organized, validly existing, and in good standing under the laws of the Province of Ontario, Canada, and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as presently conducted.

Section 5.2 Authorization. Spartan Crest has full corporate power and authority to execute, deliver, and perform this Agreement. The execution, delivery, and performance of this Agreement by Spartan Crest have been duly authorized by all necessary corporate action on the part of Spartan Crest.

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Section 5.3 Enforceability. This Agreement constitutes the legal, valid, and binding obligation of Spartan Crest, enforceable against Spartan Crest in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

Section 5.4 No Conflicts. The execution, delivery, and performance of this Agreement by Spartan Crest does not and will not: (a) violate or conflict with the organizational documents of Spartan Crest; (b) violate or conflict with any applicable law or regulation; or (c) result in a breach of, or constitute a default under, any material agreement to which Spartan Crest is a party.

Section 5.5 Title to Assigned Rights. Spartan Crest is the sole and lawful holder of an exclusive option to acquire a one hundred percent (100%) ownership interest in and to the Property under the Option Agreement. To the knowledge of Spartan Crest, the Assigned Rights are free and clear of all liens, encumbrances, security interests, claims, and restrictions, other than those arising under the Option Agreement itself.

Section 5.6 Option Agreement in Full Force. The Option Agreement is in full force and effect. Spartan Crest is not in material breach or default of any of its obligations thereunder, and to the knowledge of Spartan Crest, no event has occurred which, with notice or the passage of time or both, would constitute a breach or default by any party to the Option Agreement.

Section 5.7 Consents. To the knowledge of Spartan Crest, no consent, approval, or authorization of, or filing or registration with, any governmental authority or any other Person is required in connection with the execution, delivery, or performance of this Agreement by Spartan Crest, other than the written notice to Cannon Bridge required by Section 12.4 of the Option Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF NEWTON GOLF

Newton Golf represents and warrants to Spartan Crest as of the Effective Date as follows:

Section 6.1 Organization and Good Standing. Newton Golf is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as presently conducted.

Section 6.2 Authorization. Newton Golf has full corporate power and authority to execute, deliver, and perform this Agreement and to pay the Remaining Payments and issue the Transaction Shares. The execution, delivery, and performance of this Agreement and the issuance of the Transaction Shares have been duly authorized by all necessary corporate action on the part of Newton Golf.

Section 6.3 Enforceability. This Agreement constitutes the legal, valid, and binding obligation of Newton Golf, enforceable against Newton Golf in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

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Section 6.4 No Conflicts. The execution, delivery, and performance of this Agreement by Newton Golf do not and will not: (a) violate or conflict with the certificate of incorporation or bylaws of Newton Golf; (b) violate or conflict with any applicable law or regulation; (c) result in a breach of, or constitute a default under, any material agreement to which Newton Golf is a party; or (d) violate any rule, regulation, or listing requirement of Nasdaq.

Section 6.5 SEC Reporting. Newton Golf is a reporting company under the Securities Exchange Act of 1934, as amended. Newton Golf has timely filed all reports, schedules, forms, and statements required to be filed by it with the SEC (“SEC Filings”) and is current with all such SEC Filings as of the date hereof.

Section 6.6 Nasdaq Listing. The Common Stock of Newton Golf is listed and traded on the Nasdaq. Except as disclosed in Newton Golf’s SEC Filings, Newton Golf is in compliance with all applicable listing and maintenance requirements of Nasdaq, and no proceeding or action is pending or, to Newton Golf’s knowledge, threatened seeking to delist Newton Golf’s Common Stock from the Nasdaq.

Section 6.7 Capitalization. Newton Golf has disclosed to Spartan Crest the total number of shares of Newton Golf Common Stock issued and outstanding as of the most recent practicable date prior to the Closing. Upon issuance, the Transaction Shares will be duly authorized, validly issued, fully paid, and non-assessable.

Section 6.8 Financial Capacity. Newton Golf has, or upon the closing of the Financing will have, sufficient funds and financial resources to perform all of the Assumed Obligations, including the payment of the Remaining Payments.

Section 6.9 No Litigation. There is no action, suit, proceeding, claim, or investigation pending or, to Newton Golf’s knowledge, threatened against Newton Golf that could reasonably be expected to materially and adversely affect Newton Golf’s ability to perform its obligations under this Agreement.

ARTICLE VII

CLOSING DELIVERIES AND CONFIRMATIONS

Section 7.1 Closing Deliveries and Confirmations. Simultaneously with the execution and delivery of this Agreement, the Parties confirm that the following have been satisfied or delivered:

(a) SEC Filings. Newton Golf is current with all required filings with the SEC;

(b) Nasdaq Listing. Except as disclosed in Newton Golf’s SEC Filings, Newton Golf has maintained its listing on the Nasdaq in good standing, and no proceeding is pending or threatened seeking to delist Newton Golf’s securities;

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(c) Due Diligence. Each Party has completed its due diligence investigation of the other Party and the transactions contemplated hereby and is satisfied with the results thereof;

(d) Board Approvals. The board of directors of each of Newton Golf and Spartan Crest has duly authorized and approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby;

(e) Regulatory Approvals. All governmental and regulatory approvals, consents, and filings necessary for the consummation of the transactions contemplated hereby have been obtained or made;

(f) Financing. Newton Golf has closed the First Tranche Financing, resulting in gross proceeds to Newton Golf of at least $1,000,000;

(g) No Legal Impediment. No governmental authority has enacted, issued, or entered any law, rule, regulation, order, or injunction that prohibits or restrains the consummation of the transactions contemplated by this Agreement;

(h) Representations True. The representations and warranties of Spartan Crest and Newton Golf set forth in Articles V and VI, respectively, are true and correct in all material respects as of the Effective Date;

(i) Transaction Shares. Newton Golf has delivered or caused to be delivered to Spartan Crest’s designees the Transaction Shares; and

(j) Notice to Cannon Bridge. Spartan Crest has delivered written notice to Cannon Bridge of the assignment contemplated by this Agreement in accordance with Section 12.4 of the Option Agreement.

ARTICLE VIII

MANAGEMENT AND GOVERNANCE

Section 8.1 Board Appointments. Effective as of the Closing Date, and in connection with the transactions contemplated hereby, Spartan Crest shall have the right to designate two (2) independent members to serve on the Newton Golf Board (the “Spartan Crest Board Designees”), it being understood that prior to each such Spartan Crest Board Designee appointment becoming effective each much be approved by the Newton Golf Board of Directors pursuant to Section 3.4 of Newton Golf’s Amended and Restated Bylaws, such approval not to be unreasonably withheld or delayed. Immediately prior the appointment of each such Spartan Crest Board Designee becoming effective, one existing member of the Newton Golf Board shall resign (so in total two existing members of the Newton Golf Board shall resign). Each Spartan Crest Board Designee shall meet the independence requirements of Nasdaq and applicable SEC rules and shall receive a satisfactory background check.

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Section 8.2 Executive Officer. Effective as of the Closing Date, Spartan Crest shall have the right to appoint one (1) executive officer of Newton Golf in a position and with responsibilities and compensation to be mutually agreed to by the Parties.

Section 8.3 Cooperation. Newton Golf shall take all corporate actions and execute all documents reasonably necessary to effectuate the board and management changes contemplated by this Article VIII, including amending its bylaws if necessary and permitted under applicable law.

ARTICLE IX

COVENANTS

Section 9.1 Registration Statement. Within forty-five (45) days following the Closing Date, Newton Golf shall prepare and file the Registration Statement with the SEC covering the resale of the Transaction Shares. Newton Golf shall use commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable and to maintain the effectiveness of the Registration Statement until such time as all Transaction Shares covered thereby have been sold or may be sold without restriction under Rule 144.

Section 9.2 Nasdaq Compliance. Newton Golf shall (i) use commercially reasonable efforts to maintain at all times the listing and trading of its Common Stock on Nasdaq and (ii) shall use commercially reasonable efforts to comply with all applicable listing standards and requirements of Nasdaq. Newton Golf shall promptly notify Spartan Crest of any notice or communication from Nasdaq regarding any deficiency or non-compliance received after the Effective Date.

ARTICLE X

NOTICE TO CANNON BRIDGE; ACKNOWLEDGMENT

Section 10.1 Notice. In accordance with Section 12.4 of the Option Agreement, Spartan Crest shall deliver, or shall have delivered, prompt written notice of the assignment contemplated by this Agreement to Cannon Bridge at the following address (or such other address as Cannon Bridge may designate in writing):

Cannon Bridge Mining Services

73265 Tamarisk St

Palm Desert, California

Attn: Michael Townsend

Email: mdt@altuscapital.ca

Section 10.2 Acknowledgment by Cannon Bridge. By executing this Agreement, Cannon Bridge acknowledges and confirms that: (a) it has received the notice contemplated by Section 10.1; (b) it acknowledges the assignment of the Option Agreement from Spartan Crest to Newton Golf; (c) from and after the Closing Date, Newton Golf shall be substituted for Spartan Crest as the “Optionee” under the Option Agreement; and (d) Cannon Bridge’s acknowledgment is given for informational and administrative convenience purposes only and does not constitute a waiver of any of Cannon Bridge’s rights under the Option Agreement. For the avoidance of doubt, the Parties acknowledge that Cannon Bridge’s consent is not required for the assignment contemplated hereby pursuant to Section 12.4 of the Option Agreement.

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ARTICLE XI

CONFIDENTIALITY

Section 11.1 Confidential Information. Each Party agrees that the terms and conditions of this Agreement and all non-public information exchanged in connection herewith (collectively, “Confidential Information”) shall be kept strictly confidential and shall not be disclosed to any third party without the prior written consent of the other Parties, except as may be required by applicable law, regulation, or legal process.

Section 11.2 Required Disclosures. In the event that any Party is required by applicable law, regulation, or legal process (including SEC reporting obligations) to disclose any Confidential Information, such Party shall, to the extent permitted by law, provide the other Parties with prompt prior written notice of such requirement so that the other Parties may seek a protective order or other appropriate remedy.

Section 11.3 Survival. The obligations set forth in this Article XI shall survive the termination of this Agreement for a period of two (2) years.

ARTICLE XII

GOVERNING LAW; DISPUTE RESOLUTION

Section 12.1 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any other jurisdiction.

Section 12.2 Jurisdiction. Each Party irrevocably submits to the exclusive jurisdiction of the state and federal courts located in the State of Nevada for the purpose of any action, suit, or proceeding arising out of or relating to this Agreement, and each Party irrevocably waives any objection to the laying of venue in such courts.

Section 12.3 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

ARTICLE XIII – INDEMNIFICATION

Section 13.1 Indemnification by Spartan Crest. Spartan Crest shall indemnify, defend and hold harmless Newton Golf and its Affiliates, and their respective directors, officers, employees, agents, successors and assigns, from and against any and all Losses arising out of or resulting from: (a) any breach of any representation or warranty of Spartan Crest contained in this Agreement; or (b) any breach or non-performance of any covenant or agreement of Spartan Crest contained in this Agreement.

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Section 13.2 Indemnification by Newton Golf. Newton Golf shall indemnify, defend and hold harmless Spartan Crest and its Affiliates, and their respective directors, officers, employees, agents, successors and assigns, from and against any and all Losses arising out of or resulting from: (a) any breach of any representation or warranty of Newton Golf contained in this Agreement; (b) any breach or non-performance of any covenant or agreement of the Transferee contained in this Agreement; or (c) Newton Golf’s failure to perform any of the Assumed Obligations set forth in Article IV hereto.

Section 13.3 Survival. The representations and warranties contained in this Agreement shall survive the Closing for a period of three (3) years following the Closing Date; provided, however, that the representations and warranties relating to title to the Property shall survive until the expiration of the applicable statute of limitations. The covenants and agreements of the Parties that by their terms are to be performed after the Closing shall survive until fully performed or until the expiration of the applicable statute of limitations.

Section 13.4 Limitations. Neither Party shall be liable for any indirect, incidental, consequential, special or punitive damages in connection with any indemnification claim hereunder, except to the extent such damages are payable to a third party in connection with a third-party claim.

ARTICLE XIV

GENERAL PROVISIONS

Section 14.1 Further Assurances. Each Party shall execute and deliver such additional documents, instruments, and agreements, and take such further actions, as may be reasonably necessary or appropriate to effectuate the purposes and intent of this Agreement.

Section 14.2 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic transmission in portable document format (.pdf)), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 14.3 Entire Agreement. This Agreement, together with the Option Agreement, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations, understandings, representations, and warranties, whether written or oral, with respect to such subject matter.

Section 14.4 Amendments. This Agreement may not be amended, modified, or supplemented except by a written instrument executed by each of the Parties hereto.

Section 14.5 Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

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Section 14.6 Notices. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered personally, (b) sent by certified or registered mail, return receipt requested, (c) sent by nationally recognized overnight courier, or (d) sent by electronic mail with confirmation of receipt, addressed as follows:

If to Newton Golf:

Newton Golf Company, Inc.

551 Calle San Pablo

Camarillo, California 93012

Attn: Jeff Clayborne, CFO & COO

Email: JClayborne@newtongolf.com

If to Spartan Crest:

Spartan Crest Capital Corp.

21 Taylor Dr

Toronto, Ontario M4C 3B4

Attn: Steve Stathopoulos

Email: Spartancrest@gmail.com

If to Cannon Bridge:

Cannon Bridge Mining Services

73265 Tamarisk St

Palm Desert, California

Attn: Michael Townsend

Email: mdt@altuscapital.ca

Section 14.7 Assignment. Neither Party may assign or transfer this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party, except that Newton Golf may assign its rights hereunder to a wholly-owned subsidiary, provided that Newton Golf remains liable for the performance of all obligations hereunder.

Section 14.8 No Third-Party Beneficiaries. Except for Cannon Bridge’s rights under Article IV and Article X, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns, and nothing herein shall confer upon any other Person any legal or equitable right, benefit, or remedy.

Section 14.9 Expenses. Except as otherwise provided herein, each Party shall bear its own costs and expenses incurred in connection with the negotiation, execution, and performance of this Agreement.

Section 14.10 Waiver. No waiver by any Party of any breach or default hereunder shall be deemed a waiver of any subsequent breach or default. No waiver shall be effective unless in writing and signed by the Party against whom enforcement is sought.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Assignment and Assumption Agreement as of the date first written above.

NEWTON GOLF COMPANY, INC.

/s/ Jeff Clayborne
Name:	Jeff Clayborne
Title:	Chief Financial Officer & Chief Operating Officer

SPARTAN CREST CAPITAL CORP.

/s/ Steve Stathopoulos
Name:	Steve Stathopoulos
Title:	Director

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EXHIBIT A

ACKNOWLEDGMENT AND CONSENT

The undersigned, Cannon Bridge Mining Services, hereby acknowledges receipt of notice of the assignment of the Option Agreement from Spartan Crest Capital Corp. to Newton Golf Company, Inc. as set forth in this Agreement. Cannon Bridge confirms that, from and after the Closing Date, it will look solely to Newton Golf Company, Inc. for the performance of all obligations of the optionee under the Option Agreement. This acknowledgment is given for informational and administrative convenience purposes only and shall not be construed as a waiver of any rights of Cannon Bridge under the Option Agreement nor as imposing upon Cannon Bridge any obligations beyond those set forth in the Option Agreement.

CANNON BRIDGE MINING SERVICES

/s/ Michael Townsend
Name:	Michael Townsend
Title:	Authorized Signatory

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EXHIBIT B

OPTION AGREEMENT

THIS AGREEMENT is made as of the 1st day of August, 2026:

BETWEEN:

CANNON BRIDGE MINING SERVICES, a company organized under the laws of the State of Nevada, having an office at 73265 Tamarisk St, Palm Desert, California

(hereinafter called “Cannon Bridge”)

AND:

SPARTAN CREST CAPITAL CORP., a corporation existing under the laws of the Province of Ontario, Canada, having an office at 21 Taylor Dr, Toronto, Ontario M4C 3B4, Canada

(hereinafter called “Spartan Crest”)

RECITALS

WHEREAS:

●	Stream Metals is the registered or recorded and legal owner of a 100% interest in and to certain unpatented lode mining claims comprising the Pole Canyon Project, located in White Pine County, Nevada, as such claims are more particularly described in Schedule “A” attached hereto (collectively, the “Property”);
●	Cannon Bridge has optioned the property, as detailed in the attached Schedule C, has paid the first payment on the option of USD$4,850 and plans to sell their option to Spartan Crest; and
●	Cannon Bridge and Stream Metals have agreed to grant Spartan Crest an exclusive option to acquire a one hundred percent (100%) ownership interest in and to the Property, on the terms and conditions set out in this Agreement;

ARTICLE 1

INTERPRETATION

1.1 Definitions

In this Agreement, unless there is something in the context inconsistent therewith, the following words and phrases shall have the following meanings:

“Affiliate” means with respect to any Party, any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control with, such Party.

“Agreement” means this Option Agreement and all schedules attached to and forming part of it, and any and all written agreements or instruments supplemental or ancillary hereto.

“Anniversary Date” means the date that is twelve (12) months after the Closing Date.

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“Applicable Law” means all applicable Canadian and United States federal, Nevada state, or local laws, statutes, rules, regulations, orders and governmental requirements, including applicable United States federal mining law and Nevada recording requirements as well as all applicable stock exchange rules.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday recognized in the State of Nevada or the Province of Ontario.

“Cash Option Payments” means the aggregate US$200,000 in cash payable by Spartan Crest in accordance with Section 2.3.

“Claim” means any claim, demand, action, damage, loss, cost, liability or expense, including reasonable legal fees.

“Closing” means the completion of the RTO, currently anticipated to occur on or about August 1, 2026, or such other date as the Parties may agree in writing.

“Closing Date” means the date on which Closing occurs.

“Encumbrance” means any and all mortgages, pledges, security interests, liens, charges, encumbrances, royalty interests and similar rights, restrictions and encumbrances, whether recorded or unrecorded, registered or unregistered.

“Government Agency” means any federal, state, county or municipal governmental department, commission, board, bureau or agency, including the United States Bureau of Land Management (“BLM”) and applicable Nevada county authorities.

“Indemnitee” means has the meaning set forth in Section 6.3.

“Indemnitor” means has the meaning set forth in Section 6.3.

“Losses” means any losses, liabilities, damages, injuries, costs or expenses, including reasonable legal costs, excluding lost profits except to the extent awarded to a third party.

“Maintenance Costs” means all amounts required to maintain the Property in good standing with all appropriate authorities and under all Applicable Law, including annual claim maintenance fees payable to the BLM and Nevada county recording fees.

“Option” means has the meaning set forth in Section 2.1.

“Option Period” means has the meaning set forth in Section 2.2.

“Parties” means Cannon Bridge, Stream Metals and Spartan Crest, and “Party” means either of the Parties.

“Permitted Encumbrances” means (a) statutory and regulatory rights of the United States or other public authorities applicable to the Property; (b) restrictions of general application arising under Applicable Law; (c) non-monetary title defects that do not materially impair use of the Property; and (d) the NSR.

“Person” means any individual, sole proprietorship, partnership, unincorporated association, trust, company, corporation or other body corporate, Government Agency, or a natural person in his or her capacity as trustee, executor, administrator or other legal representative.

“Property” means has the meaning set forth in the recitals of this Agreement, as more particularly described in Schedule “A”.

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“Public Company” or “PubCo” means a publicly traded company that comes to own the Property through completion of the RTO or another transaction with Spartan Crest.

“Related Parties” means with respect to a Party, the directors, officers, employees and Affiliates of such Party.

“NSR” means an aggregate two percent (2.0%) net smelter return royalty on all minerals and mineral products produced and sold from the Property, in favour of Cannon Bridge or its permitted assigns, granted on Vesting in accordance with the royalty agreement described in Schedule “B”

“RTO” means the reverse takeover, going-public or similar transaction pursuant to which Spartan Crest, or a successor or Affiliate of Spartan Crest, becomes a Public Company, currently anticipated to close on or about August 1, 2026.

“Share Consideration” means has the meaning set forth in Section 2.4, and “Shares” means the common shares issued or issuable as the Share Consideration.

“Third Party Claim” means any action, suit, proceeding, arbitration, claim or demand instituted or asserted by a Person other than a Party or a Related Party, including a Government Agency, against an Indemnitee which entitles the Indemnitee to make a claim for indemnification under this Agreement.

“Vesting” means the vesting of one hundred percent (100%) of Cannon Bridge’s right, title and interest in and to the Property in Spartan Crest upon satisfaction in full of Section 2, as described in Section 2.6.

“Vesting Date” meanshasthe meaning set forth in Section 2.6.

1.2 Rules of Interpretation

Except as may be otherwise specifically provided in this Agreement and unless the context otherwise requires:

a.	The terms “Agreement”, “this Agreement”, “hereto”, “hereof”, “herein”, “hereby” and “hereunder” refer to this Agreement in its entirety and not to any particular provision hereof;
b.	References to an “Article”, “Section” or “Schedule” followed by a number or letter refer to the specified Article or Section of, or Schedule to, this Agreement;
c.	Headings of Articles and Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement;
d.	References to a Party mean the Party or its successors or permitted assigns;
e.	Where the word “including” or “includes” is used in this Agreement, it means “including without limitation” or “includes without limitation”;
f.	Words importing the singular include the plural and vice versa, and words importing gender include all genders;
g.	Time is of the essence in the performance of the Parties’ respective obligations under this Agreement; and
h.	Unless specified otherwise, all statements or references to dollar amounts in this Agreement are to United States dollars.

1.3 Governing Law

This Agreement and its application and interpretation shall be governed by and interpreted and construed in accordance with the laws of the State of Nevada, without regard to conflict of law principles; provided that questions relating specifically to the validity, perfection, recording or registration of conveyances affecting the Property shall be governed by the laws of the jurisdiction in which the Property is situated. The Parties irrevocably attorn to the exclusive jurisdiction of the state and federal courts located in Nevada with respect to any dispute arising under or related to this Agreement.

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1.4 Schedules

The following are the schedules to this Agreement and, whether annexed hereto or delivered separately, shall form part of this Agreement:

Schedule A: List of Claims

Schedule B: Form of NSR Royalty Agreement

Schedule C Mining Claim Sale Agreement between Cannon Bridge and Stream Metals

ARTICLE 2

OPTION

2.1 Grant of Option

Cannon Bridge does hereby give and grant to Spartan Crest an exclusive right and option to earn and acquire a one hundred percent (100%) ownership interest in and to the Property, free and clear of all Encumbrances other than Permitted Encumbrances, by satisfying, within the time limits set forth in this Agreement, the obligations set out in this Article 2 (the “Option”).

2.2 Vesting and Commencement of Option

The Option shall commence on the date of this Agreement and shall terminate on the earlier of (i) the date the Option is exercised and Vesting occurs in accordance with Section 2.6, or (ii) the date this Agreement is terminated in accordance with Article 7 (such period, the “Option Period”).

2.3 Cash Option Payments

Spartan Crest shall pay to Cannon Bridge the Cash Option Payments, in the aggregate amount of US$200,000, as follows:

a.	US$10,000 upon signing of this Agreement, which payment is non-refundable, with proof of payment to be provided to Cannon Bridge;
b.	US$25,000 payable within fourteen (14) days of the signing of the Agreement; and
c.	eight (8) further instalments of US$20,625 each, payable on the dates that are three (3), six (6), nine (9), twelve (12), fifteen (15), eighteen (18), twenty-one (21) and twenty-four (24) months, respectively, after the date of this Agreement.

Each Cash Option Payment, once made, is non-refundable. Spartan Crest may prepay all or any portion of the remaining unpaid Cash Option Payments at any time without penalty.

2.4 Share Consideration

In addition to the Cash Option Payments, Spartan Crest shall issue, or cause to be issued, common shares having an aggregate deemed value of US$200,000 (the “Share Consideration”) in two tranches:

(a) US$100,000 of Shares (the “First Share Tranche”), issuable at the time the Purchaser’s common shares are listed for trading on a Stock Exchange, with the number of Shares determined by dividing US$100,000 by the volume-weighted average trading price of the Shares over the ten (10) trading days immediately preceding the Closing Date; and

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(b) US$100,000 of Shares (the “Second Share Tranche”), issuable on the Anniversary Date, with the number of Shares determined by dividing US$100,000 by the volume-weighted average trading price of the Shares over the ten (10) trading days immediately preceding the Anniversary Date.

All dollar amounts shall be converted to United States dollars where necessary. Each issuance shall comply with all applicable securities laws and the rules and policies of any stock exchange or quotation system on which the Shares are listed or quoted, including any required regulatory approvals, hold periods and resale restrictions. If Closing has not occurred by the date the First Share Tranche would otherwise be due, the Parties shall negotiate in good faith an adjusted date and, if necessary, an alternative valuation mechanism consistent with the foregoing.

2.5 Default

If Spartan Crest fails to make any Cash Option Payment or fails to issue any tranche of the Share Consideration when due, Cannon Bridge shall provide written notice to Spartan Crest and Spartan Crest shall have thirty (30) days to remedy such default. If the default is not remedied within such thirty (30) day period, Cannon Bridge may terminate this Agreement and the Option by written notice, whereupon Spartan Crest shall have no further right, title or interest in or to the Property, and all Cash Option Payments made and Shares issued prior to termination shall be retained by Cannon Bridge, other than in circumstances of force majeure in accordance with Article 11.

2.6 Exercise and Vesting of Option

Upon payment in full of the Cash Option Payments and issuance in full of the Share Consideration, the Option shall be deemed fully exercised and Cannon Bridge shall convey to Spartan Crest one hundred percent (100%) right, title and interest in and to the Property (the “Vesting Date”), subject only to Permitted Encumbrances, including the NSR, and Applicable Law. Vesting may occur by electronic exchange of executed documents (PDF) and delivery of originals where required for recording or registration.

2.7 NSR

As a condition of Vesting, Cannon Bridge shall be granted the NSR, being an aggregate 2.0% net smelter return royalty on all minerals and mineral products produced and sold from the Property, in the form attached as Schedule “B”, or in such other recordable form as is reasonably required for the applicable jurisdiction, provided that the economic substance remains consistent with this Agreement.

ARTICLE 3

PROPERTY DATA AND TITLE

3.1 Data

From and after the date of this Agreement, Cannon Bridge shall make available to Spartan Crest copies, or originals for copy by Spartan Crest, of all technical information and any other data, reports or information Cannon Bridge may have prepared, caused to be prepared or received with respect to the Property in its possession or control, whether in paper or electronic format, subject to Article 8. Cannon Bridge shall retain exclusive title to such information until Vesting, at which time title shall transfer to Spartan Crest.

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3.2 Title to Property

Title to the Property shall remain registered or recorded, as the case may be, in the name of Cannon Bridge until Vesting, whereupon title shall be transferred and assigned to, and registered or recorded in the name of, Spartan Crest or its designated Affiliate or the Public Company, as applicable. Spartan Crest shall be entitled to register, record or file notice of this Agreement in all appropriate government offices upon due execution and delivery of this Agreement; provided that, if Spartan Crest does not exercise the Option or this Agreement is otherwise terminated prior to Vesting, Spartan Crest shall forthwith discharge and remove such registrations, recordings or filings.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of Cannon Bridge

Cannon Bridge, acknowledging that Spartan Crest is entering into this Agreement in reliance thereon, hereby represents and warrants to Spartan Crest that, as of the date of this Agreement and as of the Vesting Date:

a.	Cannon Bridge is a company duly organized and validly existing and in good standing under the laws of the State of Nevada;
b.	Cannon Bridge has the power, capacity and authority to enter into and perform its obligations under this Agreement, including the grant of the Option to Spartan Crest, and all corporate and other authorizations and actions required to authorize Cannon Bridge to enter into and perform this Agreement have been duly and validly taken;
c.	this Agreement has been duly executed and delivered by Cannon Bridge and is valid and binding upon Cannon Bridge in accordance with its terms, subject to applicable bankruptcy, insolvency and other equitable principles;
d.	no consents, approvals or other authorizations of any Person are required to be obtained by Cannon Bridge in connection with the execution and delivery or the performance by Cannon Bridge of this Agreement or the transactions contemplated hereby;
e.	there are no outstanding rights, agreements, options or other obligations to acquire any right, title or interest in or to the Property or to grant any interest in or Encumbrance against the Property, other than as contemplated by this Agreement;
f.	Stream Metals is the registered or recorded and legal owner of a 100% ownership interest in and to the Property, with good and marketable title thereto, free and clear of any and all Encumbrances other than Permitted Encumbrances;
g.	Cannon Bridge holds an option from Stream Metals, not yet fully paid, accordingly, the title has not yet passed to Cannon Bridge.
h.	the Property is accurately described in Schedule “A” and is in good standing with respect to the performance of all obligations required under Applicable Law, including payment of maintenance fees and filing of required reports;
i.	there are no actual, pending, or, to the knowledge of Cannon Bridge, threatened or contemplated Claims relating to the Property, and there is no outstanding judgment, decree, injunction or order of any court or Government Agency adversely affecting the Property;
j.	Cannon Bridge has not received written notice of expropriation, cancellation, or withdrawal from mineral entry, or similar governmental action that would materially impair the Property, nor does it have knowledge of any such proceeding pending or threatened;

k.	Cannon Bridge has provided Spartan Crest with the material technical information in its possession relating to the Property and has not intentionally withheld known material adverse information; and

4.2 Knowledge of Cannon Bridge

Where any representation or warranty in this Agreement is expressly qualified by reference to the “knowledge” of Cannon Bridge, it shall be deemed to refer to the actual knowledge of any director or officer of Cannon Bridge, and all knowledge such person would have if such person made due inquiry into the relevant subject matter having regard to the role and responsibilities of such person.

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4.3 Representations and Warranties of Spartan Crest

Spartan Crest, acknowledging that Cannon Bridge is entering into this Agreement in reliance thereon, hereby represents and warrants to Cannon Bridge that, as of the date of this Agreement and as of the Vesting Date:

a.	Spartan Crest is a corporation duly incorporated and validly existing and in good standing under the laws of the Province of Ontario;
b.	Spartan Crest has the power, capacity and authority to enter into and perform its obligations under this Agreement, and all corporate and other actions required to authorize Spartan Crest to enter into and perform this Agreement have been duly and validly taken;
c.	this Agreement has been duly executed and delivered by Spartan Crest and is valid and binding upon Spartan Crest in accordance with its terms, subject to applicable bankruptcy, insolvency and other equitable principles;
d.	no consents, approvals or other authorizations of any Person are required to be obtained by Spartan Crest in connection with the execution and delivery or the performance by Spartan Crest of this Agreement or the transactions contemplated hereby; and
e.	Spartan Crest has the financial capacity and authority to pay the Cash Option Payments, and to issue the Share Consideration, contemplated by this Agreement when due.

ARTICLE 5

ACCESS, MAINTENANCE AND CONDUCT DURING THE OPTION PERIOD

5.1 Access

During the Option Period, Spartan Crest and its employees and Agents shall have, at all reasonable times, access to the Property and to all offices, equipment, data, studies, maps, drill core and other information in Cannon Bridge’s possession relating to the Property, at Spartan Crest’s own risk and cost, provided that Spartan Crest provides reasonable prior written notice to Cannon Bridge of the part of the Property to which it requires access and the identity of individuals to be provided access, and does not materially interfere with Cannon Bridge’s operations, if any, on the Property.

5.2 Maintenance of Property

During the Option Period, Spartan Crest shall use commercially reasonable efforts to maintain the Property, and all permits, licences and approvals pertaining to the Property, in good standing with all Government Agencies and under all Applicable Law, including payment of all Maintenance Costs as and when due. Within seven (7) days after execution of this Agreement, Stream Metals and Cannon Bridge shall provide Spartan Crest with a schedule of holding costs and ownership requirements necessary to keep the Property in good standing.

5.3 Conduct

Spartan Crest shall conduct any site visits, sampling or inspections on the Property in a prudent and workmanlike manner, in compliance with Applicable Law and any access requirements of the applicable land manager, and at its own cost and risk. Spartan Crest shall promptly notify Cannon Bridge of any allegation of violation of Applicable Law arising from its activities on the Property.

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5.4 Removal of Liens

Spartan Crest shall pay or cause to be paid all of its Agents, including workers and material suppliers, engaged in connection with any activity conducted by Spartan Crest on the Property that might give rise to a lien against the Property. Should any such lien be recorded against the Property as a consequence of Spartan Crest’s activities, Spartan Crest shall promptly take all actions necessary, including posting sufficient security, to have such lien removed or discharged, and may thereafter contest the underlying claim in good faith.

5.5 Obligations of Cannon Bridge

During the Option Period, Cannon Bridge shall: (a) take no action that would cause Spartan Crest to be denied the full use of the rights granted under this Agreement, other than as required by Applicable Law or a Government Agency; (b) promptly inform Spartan Crest in writing of any Claims, suits or legal proceedings of which it has knowledge that could prevent or limit the rights granted to Spartan Crest hereunder; (c) deliver to Spartan Crest a copy of any notification issued by a Government Agency and received by Cannon Bridge within five (5) Business Days of receipt; and (d) not encumber, assign or promise to encumber or assign any interest in the Property, other than as contemplated by this Agreement.

ARTICLE 6

INDEMNITY

6.1 Indemnification by Cannon Bridge

Cannon Bridge shall indemnify and hold harmless Spartan Crest and its Related Parties from and against any Losses incurred by such Persons arising out of or resulting from or connected with: (a) operations conducted by Cannon Bridge on or in respect of the Property prior to the date of this Agreement, including any liabilities or Third Party Claims arising from breach of Applicable Law and any reclamation or remediation obligations relating thereto; (b) any breach of a representation, warranty, covenant or agreement of Cannon Bridge under this Agreement; and (c) any Claim against Spartan Crest or its Affiliates instituted after the date of this Agreement that is based on any act or omission of Cannon Bridge prior to the date of this Agreement.

6.2 Indemnification by Spartan Crest

Spartan Crest shall indemnify and hold harmless Cannon Bridge and its Related Parties from and against any Losses incurred by such Persons arising out of, resulting from or connected with: (a) Spartan Crest’s activities on or in respect of the Property during the Option Period, including any liabilities or Third Party Claims arising from breach of Applicable Law and any reclamation or remediation obligations relating thereto; (b) any loss of life or injury to persons in connection with the Property during the Option Period arising from Spartan Crest’s acts or omissions; and (c) any breach of a representation, warranty, covenant or agreement of Spartan Crest under this Agreement.

6.3 Indemnification Procedure – Third Party Claims

The following procedures apply to any claim by a Party or its Related Parties (the “Indemnitee”) for indemnification pursuant to this Agreement from the other Party (the “Indemnitor”) in respect of a Third Party Claim:

a.	on the Third Party Claim being made against the Indemnitee, the Indemnitee shall promptly provide notice to the Indemnitor describing the claim in reasonable detail and the estimated Losses, if practicable; a delay in providing notice shall only limit the Indemnitee’s rights to the extent the defence was prejudiced thereby;
b.	if the Indemnitor acknowledges in writing that it is responsible to indemnify the Indemnitee, the Indemnitor may assume carriage of the defence using counsel of its choice at its own cost, or settle the claim without the Indemnitee’s consent provided the Indemnitor pays the full amount of the settlement and it imposes no non-monetary obligations on the Indemnitee;

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c.	if the Indemnitor does not assume carriage of the defence or settle the claim, the Indemnitee may defend or settle the claim and, if it is determined that the Indemnitor should have indemnified the Indemnitee, the Indemnitee shall be entitled to reimbursement of its Losses; and
d.	each Party shall cooperate with the other in the defence of any Third Party Claim, including making available personnel whose assistance is of material help in evaluating and defending the claim.

ARTICLE 7

TERMINATION

7.1 Termination Events

Subject to the obligations of the Parties which expressly survive termination, this Agreement and the Option shall terminate: (a) if Spartan Crest delivers written notice to Cannon Bridge that it will not make further Cash Option Payments or issue further Share Consideration; (b) if Spartan Crest fails to cure a payment or issuance default in accordance with Section 2.5, other than in circumstances of force majeure under Article 11; or (c) upon the mutual written consent of the Parties. Upon any such termination, all Cash Option Payments made and Shares issued prior to termination shall be retained by Cannon Bridge, the Option and this Agreement shall be of no further force and effect other than provisions which by their terms survive, and Articles 6 and 8 shall survive termination.

7.2 Termination for Material Breach

In addition to Section 7.1, either Party may terminate this Agreement and the Option upon written notice to the other Party if the other Party commits a material breach or material default of its obligations under this Agreement (other than a payment or issuance default governed by Section 2.5) which is not cured within twenty (20) Business Days of receipt of written notice of such breach or default.

7.3 Delivery of Data

Upon termination of this Agreement or the Option prior to Vesting, Spartan Crest shall, within forty-five (45) days of termination, deliver to Cannon Bridge all originals of all technical information and other data, reports or information provided to it by Cannon Bridge, together with copies of all technical information generated by Spartan Crest or its Agents relating to the Property, and shall destroy and not retain copies except as required for corporate governance, back-up or emergency recovery purposes.

7.4 Removal of Liens

If, upon or following termination, a lien on the Property arises in connection with activities conducted by Spartan Crest or its Agents and Spartan Crest wishes to contest such lien, Spartan Crest shall post security sufficient to permit the lien to be discharged and shall take all measures necessary to discharge it, and may thereafter contest the lien in good faith.

7.5 Maintenance Costs on Termination

On termination of the Option, Spartan Crest shall, to the extent not already paid, promptly pay all Maintenance Costs with respect to the Property whose tenure anniversary dates fall within sixty (60) days following the effective date of termination.

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ARTICLE 8

CONFIDENTIAL INFORMATION

8.1 Confidentiality

The Parties agree to treat this Agreement and all data, reports, records and other information coming into their possession by virtue of this Agreement as confidential, and not to disclose such information to any Person without the prior consent of the other Party, except disclosure to: (a) comply with Applicable Law or a Government Agency having jurisdiction; (b) a director, officer or employee of a Party; (c) an Affiliate of a Party; (d) an Agent of a Party with a bona fide need to know; (e) a third party to whom a Party may assign its rights under this Agreement in accordance with Section 12.4; or (f) a bank, financial institution, underwriter or investor from which the disclosing Party is seeking financing, provided that in the case of (e) and (f), the recipient agrees in writing to maintain confidentiality for a period of two (2) years. The disclosing Party remains responsible for any disclosure by the foregoing Persons.

8.2 Public Announcements

Notwithstanding Section 8.1, Spartan Crest shall have the right, immediately upon execution of this Agreement, to issue a press release or make any other public announcement or required disclosure regarding this Agreement and the transactions contemplated herein, including in connection with the RTO, without the consent of Cannon Bridge and without such disclosure being conditional upon or delayed by payment in full of the Cash Option Payments, issuance of the Share Consideration, Vesting, or satisfaction of any other obligation under this Agreement. Spartan Crest will provide Cannon Bridge a reasonable opportunity to review factual statements about Cannon Bridge and the Property, to the extent practicable, provided such review shall not unreasonably delay the release, announcement or disclosure and Cannon Bridge’s consent shall not be required.

8.3 Exceptions

The obligations of confidentiality under this Article 8 do not apply to information that: (a) was in the public domain other than as a result of a breach of this Article; (b) became part of the public domain through no fault of the disclosing Party; or (c) the disclosing Party was required to disclose pursuant to Applicable Law or the order of a Government Agency or judicial authority.

ARTICLE 9

OTHER BUSINESS OPPORTUNITIES

9.1 Relationship of the Parties

The rights, privileges, duties, obligations and liabilities of the Parties are separate and not joint or collective, and nothing in this Agreement shall be construed as creating a partnership, association, agency or trust, or as imposing on either Party any partnership or fiduciary duty, obligation or liability. Except as expressly provided in this Agreement, neither Party is liable to the other for the acts, covenants or agreements of the other.

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9.2 Other Opportunities

Each Party and its respective Affiliates shall have the free and unrestricted right independently to engage in and receive the full benefits of any business endeavours, whether or not competitive with the transactions contemplated herein, without consulting or inviting the other Party to participate.

ARTICLE 10

NOTICES

10.1 Notices

All notices, reports or other communications required or permitted by this Agreement shall be deemed properly given when delivered in writing by electronic mail or by courier or hand delivery with delivery charges prepaid, addressed to the Parties as follows:

To Cannon Bridge:

Cannon Bridge Mining Services

73265 Tamarisk St, Palm Desert, California

Attention: Michael Townsend

Email: mdt@altuscapital.ca

To Spartan Crest:

Spartan Crest Capital Corp

Address: 23 Taylor Drive Toronto Ontario M4C 3B4

Attention: Steve Stathopoulos

Email: Spartancrest@gmail.com

or to the latest known address of the Party concerned, as furnished pursuant to Section 10.3.

10.2 Receipt

Notices delivered by electronic mail, courier or hand shall be deemed received on the date of actual delivery if delivered prior to 5:00 p.m. on a Business Day, and otherwise on the next Business Day.

10.3 Change of Address

A Party may change its address for notice by giving written notice of such change to the other Party in accordance with this Article 10.

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ARTICLE 11

FORCE MAJEURE

11.1 Force Majeure

Notwithstanding anything to the contrary in this Agreement, if a Party is delayed in or prevented from complying with this Agreement by reason of war, acts of God, strikes, lockouts, inability to access the Property, riots, fire, storm, flood, explosion, government restriction, failure to obtain required governmental approvals, or other causes not reasonably within the control of the affected Party, but excluding lack or unavailability of funds, the time for performance shall be extended by the period of such delay. The affected Party shall give prompt written notice to the other Party specifying the cause and nature of the event of force majeure, the steps taken to correct it, and its reasonably expected duration, and shall provide periodic updates until the event of force majeure has been resolved.

ARTICLE 12

GENERAL

12.1 Further Assurances

Each Party shall, from time to time, perform all acts and execute and deliver all documents as are reasonably required to give effect to the terms of this Agreement.

12.2 Effect of Waiver

A waiver of any breach of this Agreement shall not be binding on a Party unless made in writing, and shall not affect that Party’s rights in respect of any subsequent breach.

12.3 Successors and Assigns

This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

12.4 Assignment

Spartan Crest may sell, assign or transfer this Agreement or any interest in the Property to any Person, including a Public Company in connection with the RTO, without Cannon Bridge’s approval or consent, provided Spartan Crest gives prompt written notice of such sale, assignment or transfer. Cannon Bridge may not sell, assign or transfer this Agreement without Spartan Crest’s prior written consent.

12.5 Acts in Good Faith

Each Party shall at all times act in good faith with respect to the other Party and shall do all things within its power that may be necessary or desirable to give full effect to this Agreement.

12.6 Expenses

Each Party shall bear its own costs and expenses, including legal fees, incurred in connection with the negotiation, preparation and execution of this Agreement, except that recording fees, filing fees and transfer-related registration costs shall be borne by Spartan Crest.

12.7 Taxes

Each Party shall be responsible for its own income and capital gains taxes arising as a result of this Agreement. Spartan Crest shall be responsible for all transfer, recording and registration taxes and fees payable in connection with conveyance of the Property upon Vesting.

12.8 Severability

Any provision of this Agreement which is invalid or unenforceable shall not affect any other provision and shall be deemed severable from this Agreement.

12.9 Amendment

No provision of this Agreement shall be amended or modified except in writing signed by both Parties.

12.10 Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, whether written or oral, with respect thereto. The execution of this Agreement has not been induced by, nor do the Parties rely upon or regard as material, any covenants, representations or warranties not incorporated herein.

12.11 Counterparts and Delivery

This Agreement may be executed in counterparts and delivered by electronic mail, each of which shall be deemed an original and which together shall constitute one and the same instrument.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the Parties hereto have entered into this Option Agreement effective as of the day and year first above written.

CANNON BRIDGE MINING SERVICES

Per:	/s/ Michael Townsend

Name:	Michael Townsend

Title:

SPARTAN CREST CAPITAL CORP.

Per:	/s/ Steve Stathopoulos

Name:	Steve Stathopoulos

Title:	Director

STREAM METALS LLC

Per:	/s/ Nicholas Price

Name:	Nicholas Price

Title:	Co-Manager, Authorized Signatory

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SCHEDULE “A”

LIST OF CLAIMS

Project	Jurisdiction	Claim Details

Pole Canyon Project	White Pine County, Nevada

Sixteen (16) unpatented lode claims (MW 1 – MW 16) totaling approximately 330 acres over the past-producing Pole Canyon beryllium-tungsten replacement system, St. Lawrence – Mount Wheeler Mining District, west slope of the Snake Range, approximately 50 miles southeast of Ely, Nevada (Township 12N, Range 68E, Sections 15 and 16, MDB&M). Claims located September 20, 2025; certificates of location dated September 30, 2025; recorded with the BLM Nevada State Office on October 22, 2025 under MLRS serial numbers NV106756325–NV106756340; processing, location and initial maintenance fees paid November 6, 2025 (BLM Receipt No. 5540349). Next annual maintenance filing under 43 CFR 3834/3835 due on or before September 1, 2026.

Claims: MW 1 (NV106756325), MW 2 (NV106756326), MW 3 (NV106756327), MW 4 (NV106756328), MW 5

(NV106756329), MW 6 (NV106756330), MW 7

(NV106756331), MW 8 (NV106756332), MW 9

(NV106756333), MW 10 (NV106756334), MW 11

(NV106756335), MW 12 (NV106756336), MW 13

(NV106756337), MW 14 (NV106756338), MW 15

(NV106756339), MW 16 (NV106756340).

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SCHEDULE “B”

FORM OF NSR ROYALTY AGREEMENT

This form is provided for convenience. The final royalty agreement may contain such additional terms as are reasonably required for recording, administration and enforcement, provided the economic substance remains consistent with Section 2.7 of the Agreement.

B.1 Grantor: Spartan Crest Capital Corp (or its successor Public Company), as owner of the Property upon Vesting.

B.2 Grantee: Cannon Bridge Mining Services, or its permitted assigns.

B.3 Royalty: an aggregate 2.0% net smelter return royalty on all minerals and mineral products produced and sold from the Property.

B.5 Lands: the Property described in Schedule “A”, together with any replacements, fractions, amendments, relocations, conversions or successor interests covering all or any part of the same mineral rights.

B.6 Recordation: the parties shall execute and acknowledge this royalty agreement in recordable or registrable form suitable for the applicable jurisdiction.

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